UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2014

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31293	77-0487526
(Commission File Number)	(IRS Employer Identification No.)

One Lagoon Drive, 4th Floor Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Today, Equinix, Inc. (“Equinix”) issued 1.48 million shares of common stock, par value $0.001 per share (“Common Stock”), and paid an aggregate of approximately $83.3 million, in connection with the payment of Equinix’s previously announced special distribution of $416.0 million, or approximately $7.57 per share (the “Special Distribution”). Equinix expects that the value of the Special Distribution, plus the value of the deemed distribution on account of the adjustment to the conversion rate relating to Equinix’s outstanding 4.75% Convertible Subordinated Notes due June 15, 2016 (the “2016 Convertible Notes”) made as a result of the Special Distribution (the “Conversion Rate Adjustment”), is sufficient to distribute fully all of Equinix’s earnings and profits accumulated through December 31, 2014 (its “Pre-2015 Accumulated E&P”). Accordingly, if, as intended, Equinix successfully converts to a real estate investment trust (“REIT”) as of January 1, 2015, then it expects to have no remaining pre-REIT earnings and profits for its 2015 taxable year and it will have satisfied tax rules applicable to REIT conversions that require Equinix to distribute fully its Pre-2015 Accumulated E&P on or before December 31, 2015.

As a result of the Special Distribution, the conversion rate relating to the 2016 Convertible Notes was adjusted to 12.2736 shares of Common Stock per $1,000 principal amount of the 2016 Convertible Notes, and the approximately $157.9 million principal amount of 2016 Convertible Notes that are currently outstanding are now convertible, in the aggregate, into approximately 1.94 million shares of Common Stock. As a result of the adjustment to the conversion rate, the conversion price of the 2016 Convertible Notes decreased from approximately $84.32 per share of Common Stock to approximately $81.48 per share of Common Stock.

The Special Distribution is payable today to stockholders of record as of the close of business on October 27, 2014. Stockholders who elected to receive payment of the Special Distribution in cash will receive approximately $2.27 per share of their payment, or 30%, in cash and approximately $5.30 per share, or 70%, in shares of Common Stock. All other stockholders will receive 100% of their payment in shares of Common Stock. Stockholders may also receive cash in lieu of fractional shares. The number of shares of Common Stock to be issued was determined based upon the average closing price on the three consecutive trading days commencing November 18, 2014, or $224.45 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K (this “Current Report”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When Equinix uses words such as “believes”, “expects”, “anticipates”, “estimates”, “plans” or similar expressions, Equinix is making forward-looking statements. Although Equinix believes that its forward-looking statements are based on reasonable assumptions, its expected results may not be achieved, and actual results may differ materially from its expectations. For example:

•	This Current Report states that Equinix plans to pursue conversion to a REIT effective January 1, 2015. In fact, there are significant implementation and operational complexities to address before Equinix can timely convert to a REIT, including obtaining a favorable private letter ruling from the U.S. Internal Revenue Service (the “IRS”), which Equinix expects to receive in 2014, obtaining approval from its board of directors, and completing other necessary conversion actions, including internal reorganizations and modifying accounting, information technology and real estate systems. Equinix can provide no assurance that it will receive a favorable private letter ruling from the IRS or when conversion to a REIT will be successful, if at all. In addition, REIT qualification involves the application of highly technical and complex provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to Equinix’s operations as well as various factual determinations concerning matters and circumstances not entirely within Equinix’s control. Although, if it converts to a REIT, Equinix plans to operate in a manner consistent with the REIT qualification rules, Equinix cannot give assurance that it will so qualify or remain so qualified. Further, under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more U.S. taxable REIT subsidiaries (each a “TRS”) and other nonqualifying assets. This limitation may affect Equinix’s ability to make large investments in other non-REIT qualifying operations or assets. As such, compliance with REIT tests may hinder Equinix’s ability to make certain attractive investments, including the purchase of significant nonqualifying assets and the material expansion of non-real estate activities.

You should not rely upon forward-looking statements except as statements of Equinix’s present intentions and of Equinix’s present expectations, which may or may not occur. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. Except as required by law, Equinix undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures Equinix has made in its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, including the section entitled “Risk Factors”, each of which Equinix has filed with the Securities and Exchange Commission (“SEC”), as updated by Equinix’s subsequent filings with the SEC, as well as other documents Equinix files with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Keith D. Taylor

Name:	Keith D. Taylor
Title:	Chief Financial Officer

Date: November 25, 2014